Exhibit 99.1

VERITAS DGC INC. ANNOUNCES PRELIMINARY FIRST FISCAL QUARTER RESULTS

HOUSTON, December 15, 2004 — Veritas DGC Inc. (NYSE: VTS) (TSX: VTS) today announced preliminary financial results for its first fiscal quarter ended October 31, 2004.  Revenues and earnings with the comparative amounts for the corresponding period of the prior fiscal year are as follows:

	Three Months Ended October 31
	2004	2003*
	(millions, except per share amounts)
Revenues	$133.5	$104.4
Pre-tax income (loss)	3.6	(26.4)
Net income (loss)	0.8	(26.3)
Diluted earnings (loss) per common share	0.02	(0.78)

*The Company has previously announced that it will restate certain prior period results, including the results for fiscal year 2004.  Such restatement has not been completed and the prior period results included in this release are subject to change in connection with such restatement.  The results for the quarter ended October 31, 2003 include a $22.1 million ($0.66 per share after-tax) non-cash charge related to a change in the Company’s accounting for multi-client amortization.

Chairman and CEO Thierry Pilenko commented, “Our first quarter results show solid year-over-year improvements. Because of certain seasonal factors, our second and third quarters are traditionally better than the first quarter and this year we expect that pattern to continue. Our backlog increased $101 million, or 69%, during the first quarter. There is clear evidence that high commodity prices and reserve replacement concerns are encouraging our customers to invest more in exploration, improving the seismic industry’s outlook. As this positive trend materializes, I believe Veritas is positioned well to show improved results for the year.”

Revenues for the quarter were $133.5 million, a 28% increase from prior year’s first fiscal quarter, and break down as follows:

	Three Months Ended October 31,
	2004	2003
	(millions)
Multi-client:
Land	$14.1	$13.9
Marine	35.9	25.9
Subtotal	50.0	39.8
Contract:
Land	35.9	36.8
Marine	47.6	27.8
Subtotal	83.5	64.6
Total Revenues	$133.5	$104.4

Multi-client Revenues

Multi-client revenues for the first fiscal quarter of fiscal 2005 of $50.0 million increased by 26% compared with the prior year’s first fiscal quarter.  Marine multi-client revenues increased $10.0 million, or 39% and accounted for virtually all the increase in multi-client revenues.  This revenue increase came from licensing of surveys in the Gulf of Mexico, West Africa and the North Sea.

Contract Revenues

Contract revenues increased by 29% from the prior year’s first fiscal quarter. Marine contract revenues increased by $19.8 million, or 71%, as the Company’s vessels spent a higher portion of their time performing contract work.  During the first quarter of the current fiscal year, the Company performed contract marine surveys in Canada, Australia, Malaysia and the North Sea and operated contract land crews in Canada, the U.S., Oman and South America.

Operating Income

Operating income increased $25.9 million compared to the prior year’s first fiscal quarter. Operating income improved by $3.8 million after adjusting the prior period’s results for a $22.1 million non-cash charge related to a change in accounting for multi-client amortization. This $3.8 million improvement is the result of increased sales of completed multi-client surveys. Multi-client margins increased from 5% to 16% offset by a reduction in contract margins from 6% to 2%.   Contract margins were reduced by bad weather experienced while acquiring a marine contract survey off Australia.

General and administrative expenses were essentially flat when compared with the prior year.

Interest Expense

Interest expense declined by $3.5 million as a result of a debt refinancing in March 2004, giving the Company lower overall debt levels and lower interest rates.

Income Taxes

The effective tax rate for the quarter ended October 31, 2004 was 76%. The estimated effective tax rate for the full fiscal year is 45%. These rates are elevated due to current limitations on the Company’s ability to record deferred tax assets.

Backlog

Backlog increased from $146 million at July 31, 2004 to $247 million at October 31, 2004.

Other

The Company had a $134 million cash balance as of October 31, 2004, an $18 million increase from the $116 million balance at July 31, 2004. Total debt of $155 million was unchanged from the beginning of the fiscal year.

Financial Reports

The Company has not yet completed its previously announced restatement of prior period results or filed

-more-

its Form 10-K for fiscal year 2004.  The Company’s independent auditor has not reviewed the financial information for the quarter ended October 31, 2004 provided in this release nor has it audited the Company’s financial statements for the fiscal year ended July 31, 2004.  All such financial information is, therefore, preliminary and remains subject to final review and audit by the Company and its independent auditor and is subject to change.

The Company’s customary conference call will be tomorrow, December 16th, at 8:00 a.m. central time.  Following a brief presentation, participants will have the opportunity to ask questions.  The dial in number to participate is 800-862-9098. Should you have difficulty with the aforementioned “800” number, phone 785-424-1051 to be connected toll free.

There will also be a real-time audio webcast of the conference call with the related slide presentation at www.veritasdgc.com.  Windows Media player software is required and is available, free of charge, for download through the Company’s website.   Individuals accessing the audio webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available at the conclusion of the call until the close of business Thursday, December 30, 2004.  Interested persons can phone 800-839-5630 or 402-220-2557, no pin code required, or access the webcast replay with the related slide presentation at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in the Company’s reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.  In addition, the Company has previously announced that it is going to restate certain prior periods’ results, including the prior fiscal year.  The financial information, including the prior period results included in this release, is preliminary and subject to audit and is, therefore, subject to change.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and technologies to the petroleum industry worldwide.

###

For additional information, please contact:

Mindy Ingle, Investor Relations                                                                                                       (832) 351-8821

Mark E. Baldwin, Executive Vice President, Chief Financial Officer and Treasurer

Stephen J. Ludlow, Vice Chairman

-more-

VERITAS DGC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,
	2004(1)	2003(2)
	(Preliminary and Unaudited)	(Unaudited)

Revenues	$133,520	$104,350

Cost of services	119,759	116,835
Research and development	3,578	3,445
General and administrative	6,359	6,191
Operating income (loss)	3,824	(22,121)
Interest expense	757	4,278
Other (income) expense, net	(514)	35
Income (loss) before provision for income taxes	3,581	(26,434)
Income taxes (benefit)	2,734	(87)
Net income (loss)	$847	$(26,347)

Earnings Per Share:
Basic:
Net income (loss) per common share	$0.03	$(0.78)
Weighted average common shares	33,752	33,608

Diluted:
Net income (loss) per common share	$0.02	$(0.78)
Weighted average common shares	34,842	33,608

Supplemental Data:
Depreciation and amortization, net	$9,479	$9,359
Multi-client amortization	36,813	55,793

Multi-client expenditures, net cash	35,625	40,507
Capital expenditures	7,273	8,581

(1)           The Company has not yet completed its previously announced restatement of prior period results or its Form 10-K for fiscal year 2004.  The Company’s independent auditor has not reviewed the financial information provided in this release for the quarter ended October 31, 2004 nor has it audited the information for the fiscal year ended July 31, 2004.  All such financial information is, therefore, preliminary and remains subject to final review and audit by the Company and its independent auditor and is subject to change.

(2)           The Company’s previously announced restatement will include the results for fiscal year 2004.  Such restatement has not been completed and the prior period results included in this release are subject to change in connection with such restatement.  The results for the quarter ended October 31, 2003 include a $22.1 million ($0.66 per share after-tax) non-cash charge related to a change in the Company’s accounting for multi-client amortization.

-end-